                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-42369

PROSPECTUS SUPPLEMENT DATED FEBRUARY 24, 1999
(To Prospectus dated February 11, 1998, Prospectus Supplement dated March 2, 1998, Prospectus Supplement dated April 1, 1998, Prospectus Supplement dated April 28, 1998, Prospectus Supplement dated June 11, 1998, Prospectus Supplement dated July 8, 1998, Prospectus Supplement dated October 22, 1998 and Prospectus Supplement dated January 14, 1998)


                       INTEGRATED PROCESS EQUIPMENT CORP.


                                  $115,000,000
          6-1/4% Convertible Subordinated Notes due September 15, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof

                             -----------------------



         This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

         The table captioned "Selling Securityholders" commencing on pages 28-29 of the Prospectus is hereby amended to reflect the following additions and changes.


                                                                                                  NUMBER OF SHARES OF
                                                                    PRINCIPAL AMOUNT OF NOTES   COMMON STOCK BENEFICIALLY
                                                                       BENEFICIALLY OWNED          OWNED AND OFFERED
              SELLING SECURITYHOLDER                                   AND OFFERED HEREBY             HEREBY (1)(2)
McMahan Securities Company, L.P..................................             90,000 (3)                 2,307
Mitsui Trust & Banking Co., Ltd..................................            540,000                    13,846




(1)      Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $39.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3)      Revised from 70,000 in Prospectus Supplement dated March 2, 1998.